Exhibit 99.1

For Immediate Release

GREEN MOUNTAIN COFFEE ROASTERS, INC. ISSUES STATEMENT

Waterbury, VT – December 1, 2009 – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) (“GMCR”) today issued the following statement in response to the announcement that Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) (“Peet’s”) has submitted a revised offer to acquire Diedrich Coffee, Inc. (NASDAQ: DDRX) (“Diedrich”) for $32.50 per share in a combination of cash and stock.

“We are focused on creating value for our shareholders,” said Lawrence J. Blanford, President and Chief Executive Officer of GMCR. “In that regard, we remain firmly committed to this strategic combination and are in the process of evaluating our next steps.”

GMCR is confident that a combination with Diedrich will benefit consumers by enhancing the robust choice of products. With respect to timing, GMCR noted that it has thoroughly evaluated this transaction and is confident it can close promptly in early 2010. The coffee and coffee maker businesses are very large and highly fragmented and GMCR’s sales constitute just a small fraction in each. GMCR believes that Peet’s comments regarding a perceived timing advantage are significantly exaggerated and that Peet’s is now resorting to misrepresentations in the absence of being able to offer significantly more value to Diedrich shareholders.

Additionally, GMCR’s all-cash offer continues to be the superior proposal of record. In contrast, Peet’s offer has a significant stock component and its shares have demonstrated significant volatility over the last 90 days. GMCR believes that Diedrich shareholders will recognize that a transaction with Peet’s would result in a highly leveraged company.

BofA Merrill Lynch is serving as financial advisor to GMCR on this transaction and Ropes & Gray LLP is serving as its legal advisor.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee and Timothy’s World Coffee®. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed roasters, including Green Mountain Coffee, Tully’s Coffee and Timothy’s. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

Forward-looking statements

Certain statements contained herein, including GMCR’s intention to complete the proposed acquisition, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,”, “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” “and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, GMCR’s success in efficiently expanding operations and capacity to meet growth, GMCR’s success in efficiently and effectively integrating Tully’s and Timothy’s wholesale operations and capacity into its Specialty Coffee business unit, GMCR’s success in introducing new product offerings, the ability of lenders to honor their commitments under GMCR’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for GMCR or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, GMCR’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in GMCR’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements reflect management’s expectations as of the date of this press release, and are subject to certain risks and uncertainties. GMCR does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Additional Information

The tender offer to purchase shares of Diedrich common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Diedrich common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which GMCR will file with the SEC and mail to Diedrich stockholders. Security holders of Diedrich are advised to read the Tender Offer Statement when it becomes available, because it will contain important information about the tender offer. Investors and security holders of Diedrich also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by GMCR with the SEC (when these documents become available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from GMCR by written request to: Green Mountain Coffee Roasters, Inc., Attention: General Counsel, 33 Coffee Lane, Waterbury, Vermont 05676.

GMCR Contacts:

Investor Relations:

Frances G. Rathke, CFO

802-882-2300

Media:

Joele Frank / Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449